EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2008 RESULTS

NASHVILLE, Tenn. (October 28, 2008)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2008.

Highlights:

•	Revenues of $13.7 million in the third quarter of 2008, up 16% over the third quarter of 2007

•	Net income of $609,000, compared to $739,000 in the third quarter of 2007; annual customer Summit costs of $720,000 incurred in third quarter of 2008 versus second quarter of 2007

•	Adjusted EBITDA of $1.9 million in the third quarter of 2008, compared to $2.1 million in the third quarter of 2007

•	1,692,000 healthcare professional subscribers fully implemented on our Internet-based learning network at September 30, 2008, up from 1,457,000 at September 30, 2007

•	$3 million stock repurchase plan completed resulting in 1,119,900 shares purchased at average price of $2.68 per share

Financial Results:
Third Quarter 2008 Compared to Third Quarter 2007
Revenues for the third quarter of 2008 increased $1.9 million, or 16 percent, to $13.7 million, compared to $11.8 million for the third quarter of 2007. The Company’s revenue mix during the third quarter of 2008 was comprised of 62 percent of revenues from HealthStream Learning and 38 percent of revenues from HealthStream Research. This compares to 58 percent from HealthStream Learning and 42 percent from HealthStream Research during the third quarter of 2007.

Revenues from HealthStream Learning increased by $1.7 million when compared to the third quarter of 2007. Of this increase, $1.8 million was derived from our Internet-based subscription learning products, which includes revenue increases from the HealthStream Learning Center® (HLC) of $883,000 and from courseware subscriptions and online training services of $874,000. Revenues from these products increased 32 percent over the prior year quarter and approximated $7.3 million for the third quarter of 2008. This increase in revenues was partially offset by a decrease in revenues from live events, study guides, and association activities, which collectively declined $333,000 compared to the prior year quarter.

Revenues from HealthStream Research increased by $187,000 when compared to the third quarter of 2007. HealthStream Research provides four survey product lines: patient, physician, employee and community. Revenue mix changes over the prior year quarter included increases of $601,000 in the patient and community product lines and decreases of approximately $493,000 in the physician and employee product lines. The decrease in the physician product line is partly attributable to the loss of one customer contract.

Gross margin, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, approximated 62 percent for the third quarter of 2008 and 63 percent for the third quarter of 2007. In HealthStream Research, we experienced lower gross margins as a result of lower revenues from physician and employee surveys, which have higher gross margins than patient and community surveys. In HealthStream Learning, gross margins improved slightly compared to the prior year quarter due to the increase in HLC revenues, but were somewhat offset by increased personnel expenses and increased royalties paid by us associated with increased revenues from a portion of our courseware subscription products.

Product development, sales and marketing, and other general and administrative expenses all increased over the prior year quarter. Product development grew by $366,000, which was primarily associated with maintenance and support of our HealthStream Learning products, as well as a redesignation of personnel to product development from general and administrative expenses within HealthStream Research. Sales and marketing expenses increased by $828,000 over the prior year quarter, of which $550,000 resulted from marketing expenses in conjunction with our annual Summit. For comparative purposes, this event was held during the second quarter of the prior year. Additions of sales personnel to both HealthStream Learning and HealthStream Research accounted for the remaining increases in sales and marketing expenses. Depreciation and amortization decreased $142,000 compared to the prior year quarter. Other general and administrative categories increased $124,000 over the prior year quarter.

Net income for the third quarter of 2008 was $609,000, or $0.03 per share (diluted), compared to $739,000, or $0.03 per share (diluted), for the third quarter of 2007. The decline in net income is consistent with the factors mentioned above.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $1.9 million for the third quarter of 2008, compared to $2.1 million for the third quarter of 2007. This result is consistent with the factors mentioned above, including the expense for our annual Summit of approximately $720,000. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the Summary Financial Data.

For the nine months ended September 30, 2008, revenues grew by 19.2 percent from $32.0 million to $38.1 million. Operating income for the same period increased by $312,000 from $1.0 million to $1.3 million or 29.8 percent. Net income grew from $1.2 million to $1.4 million, or 17 percent, for the comparable nine month periods.

Other Financial Indicators
At September 30, 2008, the Company had cash and related interest receivable of $3.0 million, compared to $5.8 million at June 30, 2008. The decrease in cash primarily resulted from $1.9 million of cash used during the quarter to repurchase shares of our common stock pursuant to our previously announced stock repurchase plan and to slower cash receipts from customers. Capital expenditures and capitalized feature enhancement development totaled approximately $0.7 million for the third quarter of 2008.

Our days sales outstanding, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 63 days for the third quarter of 2008 compared to 60 days for the third quarter of 2007 and 48 days for the second quarter of 2008. The increase over the prior year quarter and the prior quarter is associated with slower collections from customers during the quarter.

Stock Repurchase Plan Update
During the third quarter of 2008, we concluded our $3 million stock repurchase program that we announced in September 2007. During the third quarter ended September 30, 2008, we purchased 768,700 shares for $1.9 million, for an average price of approximately $2.50 per share. Pursuant to this repurchase plan, since September 2007, we purchased an aggregate 1,119,900 shares for approximately $3 million, yielding an overall average purchase of $2.68 per share.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory content subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At September 30, 2008, approximately 1,692,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 1,639,000 at June 30, 2008. The total number of contracted subscribers at September 30, 2008 was approximately 1,762,000, up from 1,614,000 at September 30, 2007. “Contracted subscribers” include both those already implemented (1,692,000) and those in the process of implementation (70,000). Revenue recognition commences when a contract is fully implemented.

Customers representing approximately 82 percent of subscribers that were up for renewal did renew in the third quarter of 2008, while our renewal rate based on the annual contract value was approximately 89 percent. The renewal rates for the third quarter of 2008 compare to a subscriber renewal rate of 100 percent and an annual contract value renewal rate of 110 percent during the third quarter of 2007. During the third quarter of 2008, quarterly renewal rates were negatively impacted by the non-renewal of two customers which accounted for 12,000 subscribers.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analyses, and industry benchmarks to healthcare organizations.

During the third quarter of 2008, HealthStream Research added several new healthcare organization customers, including Decatur Memorial Hospital, Jacobi Medical Center, and McAlester Regional Health Center. Among our existing research customers, 52 renewed their contracts for multiple survey products, while 60 chose to contract for more research services in the third quarter to add to their current services received from HealthStream Research.

HealthStream Summit 2008
On September 2nd – 5th, 2008, we welcomed approximately 670 of our learning and research customers from across the nation to our Summit 2008, held in Nashville. At this annual event, workshops, sessions, and presentations focused on the sharing of best practices for developing the healthcare workforce and on improving healthcare organizations. In addition, the Summit provided us with another venue to connect with our customers to learn more about their learning and research needs, while offering one-on-one time to explore new opportunities to support their organizations.

Financial Expectations
Revenues for the fourth quarter of 2008 are expected to range between $13.0 and $13.5 million, an increase of approximately $1.0 to $1.5 million, or 8 to 12 percent, over the same quarter in the prior year. We expect revenues from HealthStream Learning to increase between 9 and 11 percent over the fourth quarter of the prior year resulting from continued growth in our HLC subscriber base and courseware subscriptions, which we anticipate will be partially offset by continued declines in several of our project-based products. We expect revenues from HealthStream Research to increase between 10 and 12 percent, compared to the fourth quarter of 2007.

We anticipate gross margins for the fourth quarter of 2008 to be up slightly compared to the same quarter in the prior year, but be comparable to the third quarter of 2008. Product development expenses are expected to increase in amount and as a percentage of revenue compared to the prior year fourth quarter, but be comparable to the third quarter of 2008. Sales and marketing expenses are expected to increase in amount and as a percentage of revenue compared to the prior year fourth quarter, but decrease in amount and as a percentage of revenue compared to the third quarter of 2008.  Depreciation and amortization are expected to increase compared to both the prior year fourth quarter and the third quarter of 2008 as a result of capital expenditures incurred during the second half of 2008. General and administrative expenses are expected to increase slightly in amount but decrease as a percentage of revenues compared to the prior year fourth quarter. We expect net income for the fourth quarter of 2008 to range between $0.04 and $0.06 per diluted share.

We are revising our full year 2008 revenue growth expectation to range between 16 and 18 percent over 2007, and net income per diluted share for the full year of 2008 to be in the range between $0.10 and $0.12. Our estimates for the fourth quarter and full year of 2008 do not reflect any income tax benefit associated with the realization of additional deferred tax assets. We will continue to evaluate the need for a valuation allowance on our remaining deferred tax assets based on whether they will more likely than not be realized in the future.

Capital expenditures are expected to approximate $3.5 million in 2008.

“During the third quarter, we were delighted to welcome approximately 670 of our hospital customers to our annual Summit in Nashville,” said Robert A. Frist, Jr., chairman and chief executive officer. “At this event, we announced several new partnerships and courseware offerings for our customers, including Laerdal’s HeartCode™ ACLS Web-based program and Essential Learning’s Behavioral Health Library. Partnerships with Knowledge Factor and the Association for Professionals in Infection Control and Epidemiology (APIC) were announced, with course offerings from each anticipated in 2009. We are excited to deliver these new products to our customers—and we look forward to working with our new partners.”

A conference call with Robert A. Frist, Jr, chairman and chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations will be held on Wednesday, October 29th, at 9:00 a.m. (Eastern). To listen to the conference, please dial 877-719-9791 (no passcode needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 719-325-4803 (no passcode needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 888-203-1112 (passcode #1594888) for U.S. and Canadian callers and 719-457-0820 (passcode #1594888) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by approximately 1.8 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$13,662	$11,809	$38,097	$31,957
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	5,153	4,336	14,544	11,611
Product development	1,531	1,165	4,146	3,344
Sales and marketing	3,122	2,294	8,373	6,849
Depreciation and amortization	1,175	1,317	3,630	3,371
Other general and administrative	2,090	1,967	6,045	5,735

Total operating expenses	13,071	11,079	36,738	30,910
Operating income	591	730	1,359	1,047
Other income, net	18	27	63	188

Income before income taxes	609	757	1,422	1,235
Income tax provision	—	18	8	27

Net income	$609	$739	$1,414	$1,208

Net income per share:
Net income per share, basic	$0.03	$0.03	$0.06	$0.05

Net income per share, diluted	$0.03	$0.03	$0.06	$0.05

Weighted average shares outstanding:
Basic	21,407	22,025	21,818	21,977

Diluted	21,910	22,664	22,338	22,683

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, income taxes, share-based compensation, and depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$609	$739	$1,414	$1,208
Interest income	(32)	(48)	(118)	(230)
Interest expense	13	22	49	42
Income taxes	—	18	8	27
Share-based compensation expense	178	93	604	581
Depreciation and amortization	1,175	1,317	3,630	3,371

Income before interest, income taxes, share-based compensation, and depreciation and amortization	$1,943	$2,141	$5,587	$4,999

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2008	2007(1)
ASSETS
Current assets:
Cash and related interest receivable	$3,006	$3,630
Accounts and unbilled receivables, net (2)	10,919	9,719
Prepaid and other current assets	2,236	1,969
Deferred tax assets, current	360	360

Total current assets	16,521	15,678
Capitalized software feature enhancements, net	4,289	4,459
Property and equipment, net	3,585	4,383
Goodwill and intangible assets, net	26,121	26,851
Deferred tax assets, noncurrent	1,630	1,630
Other assets	223	360

Total assets	$52,369	$53,361

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$5,066	$6,260
Deferred revenue	10,989	9,493
Current portion of long-term debt and capital lease obligations	751	831

Total current liabilities	16,806	16,584
Long-term debt and capital lease obligations, net of current portion	507	1,064

Total liabilities	17,313	17,648
Shareholders’ equity:
Common stock	95,055	97,126
Accumulated deficit	(59,999)	(61,413)

Total shareholders’ equity	35,056	35,713

Total liabilities and shareholders’ equity	$52,369	$53,361

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2007.

(2)	Includes unbilled receivables of $1,731 and $1,051 and other receivables of $5 and $0 at September 30, 2008 and December 31, 2007, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2008 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

# # # #